UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 27, 2021

CONCENTRIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39494	27-1605762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44111 Nobel Drive, Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

(800) 747-0583
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CNXC	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the closing of the acquisition of ProKarma Holdings Inc., a Delaware corporation (“PK”) (as discussed under Item 2.01 below), on December 27, 2021, Concentrix Corporation (the “Company”) entered into an amendment to its Credit Agreement dated as of October 16, 2020 (the “Credit Agreement”), with the lenders party thereto, Bank of America, N.A., as administrative agent, and certain U.S. subsidiaries of the Company, as guarantors (the “Amendment”).

Among other things, the Amendment amends the Credit Agreement (as amended, the “Amended Credit Agreement”) (i) to refinance the existing term loan under the Credit Agreement in full with a new term loan, which was fully advanced, in the aggregate principal amount of $2.1 billion (the “New Term Loan”), (ii) to increase the revolving loan commitment (the “Revolver”) of the lenders under the Credit Agreement to $1.0 billion, (iii) to extend the maturity of the Credit Agreement to December 27, 2026, (iv) to replace LIBOR with SOFR (the secured overnight financing rate) as the primary reference rate used to calculate interest on the loans under the Credit Agreement, and (v) to modify the commitment fee on the unused portion of the Revolver and the margins in excess of the reference rates at which the loans under the Credit Agreement bear interest. Substantially all of the proceeds of the New Term Loan were used to repay the existing term loan under the Credit Agreement and to finance the acquisition of PK, including the repayment of certain indebtedness of PK and the payment of fees and expenses in connection therewith.

Borrowings under the Amended Credit Agreement bear interest, in the case of SOFR rate loans, at a per annum rate equal to the applicable SOFR rate (but not less than 0.0%), plus an adjustment of between 0.10% and 0.25% depending on the interest period of each SOFR loan, plus an applicable margin, which ranges from 1.25% to 2.00%, based on the Company’s consolidated leverage ratio. Borrowings under the Amended Credit Agreement that are not SOFR rate loans bear interest at a per annum rate equal to (i) the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1.00%, (b) the rate of interest last publicly announced by Bank of America as its “prime rate” and (c) the term SOFR rate plus 1.00%, plus (ii) an applicable margin, which ranges from 0.25% to 1.00%, based on the Company’s consolidated leverage ratio. As amended, the commitment fee on the unused portion of the Revolver ranges from 22.5 to 30 basis points, also based on the Company’s consolidated leverage ratio.

Beginning August 31, 2022, the outstanding principal of the New Term Loan is payable in quarterly installments of $26.25 million with the unpaid balance due in full on the maturity date.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 2.01.     Completion of the Acquisition or Disposition of Assets.

On December 27, 2021, the Company completed its previously announced acquisition of PK. The acquisition was completed pursuant to the terms and conditions of the Agreement and Plan of Merger, dated November 19, 2021, by and among the Company, CNXC Merger Sub, Inc., a Delaware corporation and the Company’s wholly owned subsidiary (“Merger Sub”), PK, and Carlyle Partners VI Holdings, L.P., a Delaware limited partnership, as a representative of the security holders of PK, as such Agreement and Plan of Merger was amended on December 20, 2021 (as amended, the “Merger Agreement”). The acquisition was accomplished by the merger of Merger Sub with and into PK (the “Merger”), with PK surviving as a wholly owned subsidiary of the Company, for merger consideration of approximately $1.6 billion in cash, as increased or decreased for certain adjustments set forth in the Merger Agreement, including a target net working capital calculation, and the assumption of certain outstanding PK stock options.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, upon the Merger, each share of PK common stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than any shares of Common Stock held by the Company, Merger Sub, PK or any of their respective subsidiaries) and each PK restricted stock unit (“RSU”) issued and outstanding immediately prior to the Effective Time was cancelled and converted into the right to receive (x) an amount in cash at closing equal to the estimated per share merger consideration, plus (y) the amount, if any, of certain post-closing payments to the PK security holders that became payable in respect of such share of PK common stock or PK RSU pursuant to the

Merger Agreement. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each PK stock option outstanding immediately prior to the Effective Time that was vested or vested as a result of the Merger and that had an exercise price less than the estimated per share merger consideration, as of immediately prior to the effectiveness of the Merger, other than those PK stock options that were assumed by the Company pursuant to the Merger Agreement, was cancelled automatically and converted into the right to receive (x) an amount in cash equal to the product of (i) the number of shares of PK common stock subject to such stock option and (ii) the difference between the exercise price of such stock option and the estimated per share merger consideration, plus (y) the amount, if any, of certain post-closing payments to the PK security holders that became payable with respect to such stock option pursuant to the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on November 24, 2021, and the First Amendment to the Agreement and Plan of Merger, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on December 23, 2021, each of which are incorporated in this Item 2.01 by reference.

Item 2.03.     Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 7.01.    Regulation FD Disclosure.
On December 27, 2021, the Company issued a press release announcing the closing of the acquisition of PK. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1
First Amendment to Credit Agreement and Joinder Agreement, dated as of December 27, 2021, by and among Concentrix Corporation, the subsidiaries of Concentrix Corporation named therein, the lenders party thereto, and Bank of America, N.A., as administrative agent.

99.1	Press release issued by Concentrix Corporation on December 27, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2021	CONCENTRIX CORPORATION

	By:	/s/ Jane C. Fogarty
Jane C. Fogarty Executive Vice President, Legal